As filed with the Securities and Exchange Commission on August 24, 2011

Registration No. 333-175805

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to

FORM S-8
______________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OPTIONS MEDIA GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-0444290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

123 NW 13th Street, Suite 300
Boca Raton, Florida 33432
 (561) 314-3479
 (Address of Principal Executive Offices) (Zip Code)

Non-Plan Option Agreements

Non-Plan Restricted Stock Agreements

Convertible Note
(Full title of the plan)

Scott Frohman
123 NW 13th Street, Suite 300
Boca Raton, Florida 33432
(Name and address of agent for service)

(561) 314-3479
 (Telephone number, including area code, of agent for service)

Copies to:
Michael D. Harris, Esq.
Harris Cramer LLP
3507 Kyoto Gardens Drive, Suite 320
Palm Beach Gardens, Florida 33410
(561) 478-7077

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $0.001 par value	45,166,667	$0.0415 (2)	$1,874,416.68 (2)	$217.62

(1)           Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions under certain anti-dilution provisions.

(2)           Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the bid and asked prices of the registrant’s common stock as reported on the OTC Markets on August 22, 2011.

(3)           Includes the fee of $188.95 paid with the Form S-8 filed on July 27, 2011.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with General Instruction E to Form S-8, the Form S-8 Registration Statement (File No. 333-175805) which was filed on July 27, 2011 is incorporated by reference herein and is made as part of this registration statement.  This amendment to the Registration Statement is being filed to: (i) reflect that 5,000,000 of the shares offered for resale are shares which were issued upon conversion of Series E preferred stock and not restricted shares issued under an employment agreement, (ii)  to reflect that 5,000,000 of the shares offered for resale are shares issuable upon the exercise of non-Plan stock options under an employment agreement and are not restricted shares of common stock, and (iii) to increase the number of shares being registered by 17,000,000 shares.  Therefore, this prospectus relates to the registration of: (i) 13,166,667 shares of common stock issuable upon the exercise of non-Plan options, (ii) 27,000,000 shares of common stock issued outside of the Plan and (iii) 5,000,000 shares of common stock issuable upon the conversion of a convertible note.

ITEM 1. PLAN INFORMATION.

Not applicable.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of the registration statement. These documents are incorporated by reference in the Section 10(a) prospectus.  Requests should be directed to the attention of Mr. Scott Frohman, Chief Executive Officer, 123 NW 13th Street, Suite 300, Boca Raton, Florida 33432 or (561) 314-3479.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed below are incorporated by reference in the registration statement:

(1)	Annual Report on Form 10-K for the year ended December 31, 2010 filed May 17, 2011.

(2)	Current Report on Form 8-K filed on May 24, 2011, June 7, 2011 and July 6, 2011.

(3)	Quarterly Report on Form 10-Qs filed on May 23, 2011 and August 22, 2011.

(4)
All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the securities offered hereby will be passed upon for us by Harris Cramer LLP, Palm Beach Gardens, Florida. Attorneys employed by this firm own 3,000,000 warrants exercisable at $0.011 per share and a $166,312.50 promissory note convertible at $0.011 per share.  Of the shares underlying the promissory note held by these attorneys, 5,000,000 are being registered under this prospectus.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our Articles provide for the elimination of liability of our directors and officers to the fullest extent provided by Nevada law.  Also, our Articles provide that our directors and officers shall be indemnified by Options Media against any liability to the fullest extent provided by law and expenses incurred in their capacity as officers and directors shall be advanced as they are incurred and in advance of the final disposition.

At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in our Articles may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Quepasa pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

A list of exhibits is set forth on the Exhibit Index that immediately precedes the exhibits and which is incorporated by reference herein.

ITEM 9. UNDERTAKINGS

(1)           The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on August 23, 2011.

OPTIONS MEDIA GROUP HOLDINGS, INC.

By:	/s/ Scott Frohman
Scott Frohman,
Chief Executive Officer

Pursuant to the requirements of the Act, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ Steve Stowell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 23, 2011
Steve Stowell

/s/ Keith St. Clair	Chairman	August 23, 2011
Keith St. Clair

/s/ Scott Frohman	Director and Principal Executive Officer	August 23, 2011
Scott Frohman

Director
Hakan Koyuncu

/s/ Russell Strunk	Director	August 23, 2011
Russell Strunk

EXHIBIT INDEX

		Incorporated by Reference			Filed or Furnished
Exhibit No.	Exhibit Description	Form	Date	Number	Herewith

4.1	Non-Plan Restricted Stock Agreement – Frohman				Filed
4.2	Non-Plan Option Agreement – St. Clair				Filed
4.3	Non-Plan Restricted Stock Agreement – Sasso				Filed
4.4	Non-Plan Option Agreement – Stowell	S-8	7/27/11	4.4
4.5	Non-Plan Option Agreement – Strunk	S-8	7/27/11	4.5
4.6	Non-Plan Option Agreement – Koyuncu	S-8	7/27/11	4.6
4.7	Non-Plan Option Agreement – Koyuncu	S-8	7/27/11	4.7
4.8	Form of Harris Cramer Convertible Note	S-8	7/27/11	4.8
5.1	Opinion of Harris Cramer LLP				Filed
23.1	Consent of Harris Cramer LLP ***				Filed
23.2	Consent of Salberg & Company, P.A.				Filed

*** Contained in Exhibit 5.1.